Exhibit 99.1

AFFORDABLE RESIDENTIAL COMMUNITIES ANNOUNCES

FIRST QUARTER 2005 RESULTS

- Net Occupancy Trend Turns Positive-Up By Almost 400 Units -

- Occupancy Increases 60 Basis Points to 82.1% -

DENVER, CO — (BUSINESS WIRE) — May 9, 2005 — Affordable Residential Communities Inc. (NYSE:ARC) today announced results for the first quarter ended March 31, 2005.

Revenue for the first quarter of 2005 was $64.6 million, compared with $64.5 million in the fourth quarter of 2004 and $42.9 million in the first quarter of 2004.  Net loss to common shareholders for the first quarter of 2005 improved to ($15.9) million, or ($0.39) per share, compared with a net loss of ($35.4) million, or ($0.87) per share, in the fourth quarter of 2004 and a net loss of ($35.0) million, or ($1.20) per share, in the comparable quarter last year.

Funds from operations (FFO1) available to common shareholders for the first quarter of 2005 was $1.6 million, or $0.04 per share, as compared to FFO of ($13.2) million, or ($0.32) per share, in the fourth quarter of 2004 and ($21.7) million, or ($0.74) per share, in the comparable quarter last year.  The increase in FFO of $14.8 million, as compared to the fourth quarter of 2004, primarily is attributable to reduced community operating expenses of $4.3 million, lower retail net segment losses of $3.3 million and the inclusion in the fourth quarter of 2004 of retail asset impairments, other impairments and executive severance charges of $5.1 million.

Community operating expenses declined as a result of lower repairs and maintenance, real estate taxes and bad debt expenses. Retail net segment losses were lower primarily as a result of improved gross margins on home sales.  The first quarter of 2005 retail sales gross margin includes the utilization of $2.2 million of a $3.0 million asset impairment charge taken in the fourth quarter of 2004 that related to the revaluation of older vacant rental homes.

Scott Jackson, Chairman and Chief Executive Officer, commented, “We are pleased that the initiatives we put in place the past few quarters to increase occupancy and improve the quality of our cash flows were reflected in our results.  Furthermore, the Company experienced its first increase in occupancy since the first quarter of 2003.”

Operating Improvements

Total portfolio occupancy in the first quarter of 2005 increased 60 basis points to 82.1%, from 81.5% in the fourth quarter of 2004.  Net occupancy increased by 380 residents in the first quarter of 2005 from a loss of 691 residents in the fourth quarter of 2004.  Home sales, consisting primarily of older homes sold for cash, were 774 units as compared to 946 units sold in the fourth quarter of 2004 and 280 units sold in the third quarter of 2004.

Net home leasing activity in the first quarter of 2005 amounted to 561 net new renters as compared to a reduction of 238 renters in the fourth quarter of 2004 when the Company took over 900 homes off the rental market and held them for sale. Furthermore, in the first quarter of 2005, the Company increased its lease-to-own transactions to 48% of total leasing activity as compared to 31% in the fourth quarter.  Total lease-to-own transactions were 813 in the first quarter of 2005 as compared to 348 in the fourth quarter of 2004.

The Company’s ten largest markets generated a sequential occupancy increase of 1.6% to 83.2% from 81.6%.  The Dallas/Fort Worth and Atlanta markets combined posted occupancy growth of approximately 2.2%.  Occupancy in Dallas/Fort Worth increased to 79.8% from 77.4%, while Atlanta improved to 86.7% from 84.8%.  Salt Lake City also produced occupancy growth of 1% to 91.1%.

Mr. Jackson concluded, “We have been actively and diligently working to improve our operations in the face of weak industry fundamentals.  The implementation of our operating philosophy, B-F-F-R, which stands for buy, fix, fill and run is the foundation of our business model, and the framework we use to assess progress within our communities.  We believe the initiatives we have implemented position the Company to improve its operating results while creating more efficient operations.  We remain optimistic about the Company’s long-term prospects and are confident in our ability to maximize our results this year.”

Liquidity

On March 31, 2005, the Company had $1,037.4 million of debt, including approximately $34.2 million drawn under its $50.0 million floorplan facility and $58.8 million outstanding on its $85.0 million revolving credit mortgage facility.  During March and April 2005, the Company secured an additional $100.0 million in financing, consisting of $25.0 million in unsecured trust preferred securities and a $75.0 million lease receivables facility, secured by substantially all of the Company’s rental homes and the related leases.  The $25.0 million in trust preferred securities was borrowed in full on March 15, 2005, matures in 30 years and bears interest at three-month LIBOR plus 3.25%.  The Company also has a $125.0 million chattel facility for making consumer loans against which it had no borrowings as of March 31, 2005.

The weighted average interest rate on the Company’s debt was 6.4% at March 31, 2005 and 86% of the Company’s debt is not due until 2008 or later assuming its senior variable rate debt due 2006 is extended in accordance with the terms of the current debt agreement.  Fixed rate debt was 85% of total debt, including the impact of the Company’s interest rate swaps.

Dividends

For the first quarter of 2005, the board of directors declared a $.3125 common dividend per share.  The dividend was paid on April 15, 2005 to shareholders of record on March 31, 2005.

The board of directors also declared a dividend of $0.5156 on each share of its Series A Cumulative Redeemable Preferred Stock and a dividend of $0.39 per unit on its Series B and Series C Preferred Operating Partnership Units.  These dividends were paid on April 29, 2005 to shareholders of record on April 15, 2005.

Community Sales

The Company has identified up to 14 communities for sale in 2005, and may also sell additional communities in 2005 if the conditions warrant.  There can be no assurances that any of these potential community sales will in fact occur.

First Quarter 2005 Conference Call

The Company will host a conference call, today, Monday, May 9, 2005, at 5:00 P.M. Eastern time. The call will be webcast live over the Internet from the Company’s website at www.aboutarc.com under the section titled “Webcast”. Participants should follow the instructions provided on the website for the download and installation of audio applications necessary to join the webcast. The call also can be accessed live over the phone by dialing (800) 811-0667 or for international callers by dialing (913) 981-4901.

A replay will be available one hour after the call and will be archived on ARC’s website through May 16, 2005.  The replay also can be accessed by dialing (888) 203-1112 or (719) 457-0820 for international callers; the password is 8695469.

Non-GAAP Terminology

(1) As defined by the National Association of Real Estate Investment Trusts (“NAREIT”), FFO represents net income (loss) (computed in accordance with generally accepted accounting principles, or GAAP, excluding gains (or losses) from sales of property, plus income generating real estate related depreciation and amortization (excluding amortization of loan origination costs) and after adjustments for unconsolidated partnerships and joint ventures. We present FFO because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income. We compute FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999 and April 2002), which may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The forward-looking statements contained in this news release are subject to certain risks and uncertainties including, but not limited to, statements about the Company’s plans, objectives, expectations and intentions and other statements that are not historical facts.  Actual results may differ materially from those set forth in the forward-looking statements.  The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: general risks affecting the real estate industry; the Company’s ability to maintain or increase rental rates and occupancy with respect to properties currently owned; the Company’s assumptions on rental home and home sales and financing activity; completion of pending acquisitions and sales, if any, and timing with respect thereto; the Company’s growth and expansion into new markets or successful integration of acquisitions; and the effect of interest rates.  Additional factors that could cause the Company’s results to differ materially from those described in the forward-looking statements can be found in the Company’s 2004

Annual Report on Form 10-K (included under the heading “Forward-Looking Statements”), and in the Company’s Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (“SEC”) and available at the SEC’s internet site (http://www.sec.gov).  The forward-looking statements contained in this news release speak only as of the date of the release, and the Company assumes no obligation to update the forward-looking statements or update the reasons why actual results could differ from those contained in the forward-looking statements.

About Affordable Residential Communities Inc.

Affordable Residential Communities Inc. (“ARC”) currently owns and operates approximately 64,000 homesites located in 315 communities (excluding discontinued operations) in 27 states. ARC is a fully integrated, self-administered, self-managed equity real estate investment trust (REIT) focused on the acquisition, renovation, repositioning and operation of primarily all-age manufactured home communities with headquarters in Denver, CO.

CONTACT
Affordable Residential Communities Inc.
Lawrence Kreider, Chief Financial Officer
(866) 847-8931
investor.relations@aboutarc.com
or
Integrated Corporate Relations, Inc.
Brad Cohen, (203) 682-8211

Affordable Residential Communities Inc.

Unaudited Consolidated Statements of Operations

(Amounts in thousands, except per share data)

	Three Months Ended March 31,
	2005	2004
Revenue
Rental income	$50,858	$38,336
Sales of manufactured homes	7,990	703
Utility and other income	5,646	3,896
Net consumer finance interest income	106	—
Total revenue	64,600	42,935
Expenses
Property operations	20,194	12,608
Real estate taxes	4,291	3,310
Cost of manufactured homes sold	8,215	555
Retail home sales, finance and insurance	3,332	582
Property management	2,265	1,454
General and administrative	5,359	14,795
Initial public offering related costs	—	4,417
Early termination of debt	—	13,427
Depreciation and amortization	20,031	14,910
Interest expense	15,329	14,471
Total expenses	79,016	80,529
Interest income	(383)	(342)
Loss before allocation to minority interest	(14,033)	(37,252)
Minority interest	552	3,084
Loss from continuing operations	(13,481)	(34,168)
Income from discontinued operations	928	452
Loss on sale of discontinued operations	(730)	—
Minority interest in discontinued operations	(11)	(21)
Net loss	(13,294)	(33,737)

Preferred stock dividend	(2,578)	(1,232)
Net loss attributable to common stockholders	$(15,872)	$(34,969)

Loss per share from continuing operations
Basic loss per share	$(0.39)	$(1.21)
Diluted loss per share	$(0.39)	$(1.21)

Income per share from discontinued operations
Basic income per share	$0.00	$0.01
Diluted income per share	$0.00	$0.01

Loss per share attributable to common stockholders
Basic loss per share	$(0.39)	$(1.20)
Diluted loss per share	$(0.39)	$(1.20)

Weighted average share information:
Common shares outstanding	40,876	29,233

Affordable Residential Communities Inc.

Unaudited Calculation of Funds from Operations (“FFO”)

(Amounts in thousands, except per share data)

	For Three Months Ended March 31,
	2005	2004
Reconciliation of FFO:
Loss from continuing operations	$(13,481)	$(34,168)
Plus:
Depreciation and amortization	20,031	14,910
Income from discontinued operations	928	452
Depreciation and amortization from discontinued operations	23	729
Less:
Amortization of loan origination fees	(1,861)	(868)
Depreciation expense on furniture, equipment and vehicles	(422)	(369)
Minority interest portion of FFO reconciling items	(1,036)	(1,162)
FFO (a)	4,182	(20,476)
Less: preferred stock dividends	(2,578)	(1,232)
FFO available to common stockholders	$1,604	$(21,708)

FFO per share available to common stockholders	$0.04	$(0.74)
Weighted average share information:
Common shares outstanding	40,876	29,233

(a)          Our FFO for the three months ended March 31, 2004 includes $27.9 million of costs related to the IPO, the financing transaction and the Hometown acquisition.

Affordable Residential Communities Inc.

Unaudited Real Estate Net Segment Income

(Amounts in thousands, except homesite data)

	Same Communities (4)		Real Estate Segment (4)
	2005	2004	2005	2004
For the three months ended March 31:
Average total homesites	37,549	37,554	63,658	48,575
Average total rental homes	6,456	5,787	8,310	6,296
Average occupied homesites - homeowners	26,088	27,984	45,927	36,466
Average occupied homesites - rental homes	5,038	4,145	6,177	4,594
Average total occupied homesites	31,126	32,129	52,104	41,060
Average occupancy - rental homes	78.0%	71.6%	74.3%	73.0%
Average occupancy - total	82.9%	85.6%	81.8%	84.5%

Real estate revenue
Homeowner rental income	$22,538	$23,414	$39,328	$29,424
Home renter rental income	9,256	8,537	11,231	8,740
Other	114	109	299	162
Rental income	31,908	32,060	50,858	38,326
Utility and other income	3,641	3,252	5,493	3,759
Total real estate revenue	35,549	35,312	56,351	42,085
Real estate expenses
Property operations expenses	12,117	10,649	20,194	12,608
Real estate taxes	2,996	2,876	4,291	3,310
Total real estate expenses	15,113	13,525	24,485	15,918

Real estate net segment income	$20,436	$21,787	$31,866	$26,167

Average monthly real estate revenue per total occupied homesite (1)	$381	$366	$361	$342
Average monthly homeowner rental income per homeowner occupied homesite (2)	$288	$279	$285	$269
Average monthly real estate revenue per total homesite (3)	$316	$313	$295	$289

As of March 31:
Total communities	199	199	315	272
Total homesites	37,548	37,554	63,658	59,586
Occupied homesites	31,239	32,073	52,293	49,947
Total rental homes owned	6,419	6,107	8,345	7,192
Occupied rental homes	5,235	4,233	6,566	5,516

(1)          Average monthly real estate revenue per occupied homesite defined as total real estate revenue divided by average total occupied homesites divided by the number of months in the period.

(2)          Average monthly homeowner rental income per homeowner occupied homesite defined as homeowner rental income divided by average homeowner occupied homesites divided by the number of months in the period.

(3)          Average monthly real estate revenue per total homesite defined as total real estate revenue divided by average total homesites divided by the number of months in the period.

(4)          Real estate segment and homesite data excludes discontinued operations.

Affordable Residential Communities Inc.

Unaudited Reconciliation of Real Estate Net Segment Income to Net Loss Attributable to Common Stockholders

(Amounts in thousands)

	For the Three Months Ended March 31,
	Same Communities (a)			As Reported
	2005	2004		2005	2004
Net segment income:
Real estate	$20,436	$21,787		$31,866	$26,167
Retail home sales	—	—		(2,843)	(179)
Finance and insurance	(184)	(36)		(184)	(36)
Corporate and other	(271)	(72)		(271)	(72)
	19,981	21,679		28,568	25,880
Other expenses:
Property management	1,431 (b)	1,064	(b)	2,265	1,454
General and administrative	5,345 (c)	4,675	(d)	5,359	14,795
Initial public offering related costs	—	—		—	4,417
Early termination of debt	—	—		—	13,427
Depreciation and amortization	11,160	12,927		20,031	14,910
Interest expense	9,850	12,443		15,329	14,471
Total other expenses	27,786	31,109		42,984	63,474
Interest income	(383)	(295	)(e)	(383)	(342)
Loss before allocation to minority interest	(7,422)	(9,135)		(14,033)	(37,252)
Minority interest	292	756		552	3,084
Loss from continuing operations	(7,130)	(8,379)		(13,481)	(34,168)
Income from discontinued operations	—	—		928	452
Loss on sale of discontinued operations	—	—		(730)	—
Minority interest in discontinued operations	—	—		(11)	(21)
Net loss	(7,130)	(8,379)		(13,294)	(33,737)
Preferred stock dividend	—	—		(2,578)	(1,232)
Net loss attributable to common stockholders	$(7,130)	$(8,379)		$(15,872)	$(34,969)

(a)        Same communities information excludes results of communities acquired in the Hometown, D.A.M. and other acquisitions after January 1, 2004 and the communities sold or held for sale before March 31, 2005.

(b)       Prorated based on 199 communities as compared to 315 in 2005 and 272 in 2004.

(c)          Excludes amortization of restricted stock of $14 thousand issued in connection with the IPO.

(d)         Excludes restricted stock expenses of $10.1 million recognized in connection with the IPO and vested in the quarter.

(e)          Excludes interest earned on additional cash received in connection with the IPO, the financing transaction and the Hometown acquisition.

Affordable Residential Communities Inc.

Unaudited Homeowner and Home Renter Activity

	For the Three Months Ended March 31,
	Same Communities		Real Estate Segment
	2005	2004	2005	2004

Homeowner activity:
Homeowner move ins	216	125	290	171
Homeowner move outs	(399)	(290)	(723)	(493)
Home sales	576	14	774	15
Repossession move outs	(466)	(90)	(522)	(484)
Net homeowner activity	(73)	(241)	(181)	(791)

Home renter activity:
Home renter move ins	625	1,287	896	1,450
Home renter lease to own move ins	573	0	813	0
Home renter move outs	(897)	(1,168)	(1,148)	(1,052)
Net home renter activity	301	119	561	398

Net activity	228	(122)	380	(393)
Acquisitions and other- homeowners	—	—	—	17,351
Acquisitions and other- home renters	—	—	—	885
Net activity, including acquisitions and other	228	(122)	380	17,843

The following reconciles the above activity to the period end occupied homesites.

Net homeowner activity	(73)	(241)	(181)	16,560
Occupied homeowner sites, beginning of period	26,077	28,081	45,908	27,871
Occupied homeowner sites, end of period	26,004	27,840	45,727	44,431

Net home renter activity	301	119	561	1,283
Occupied home renter sites, beginning of period	4,934	4,114	6,005	4,233
Occupied home renter sites, end of period	5,235	4,233	6,566	5,516

Total occupied homesites, end of period	31,239	32,073	52,293	49,947
Total occupancy percentage	83.2%	85.4%	82.1%	83.8%

Affordable Residential Communities Inc.

Unaudited Consolidated Condensed Balance Sheets

(Amounts in thousands)

	March 31, 2005	December 31, 2004

Assets
Rental and other property, net	$1,555,529	$1,532,780
Assets held for sale	7,952	54,123
Cash and cash equivalents	47,251	39,802
Tenant notes and other receivables, net	19,003	18,799
Inventory	4,696	11,230
Loan origination costs, net	13,913	14,403
Loan reserves	31,756	31,019
Goodwill	85,264	85,264
Lease intangibles and customer relationships, net	17,432	19,106
Prepaid expenses and other assets	8,489	6,476
Total assets	$1,791,285	$1,813,002

Liabilities and Stockholders’ Equity
Notes payable and preferred interest	$1,037,433	$1,001,622
Liabilities related to assets held for sale	5,290	29,516
Accounts payable and accrued expenses	33,145	37,877
Dividends payable	15,601	15,505
Tenant deposits and other liabilities	14,088	12,776
Total liabilities	1,105,557	1,097,296

Minority interest	54,918	56,659

Commitments and contingencies

Stockholders’ equity
Preferred stock, no par value, 5,000,000 shares authorized, 5,000,000 shares issued and outstanding at March 31, 2005 and December 31, 2004, respectively; liquidation preference of $25 per share plus accrued but unpaid dividends	119,108	119,108
Common stock, $.01 par value, 100,000,000 shares authorized, 40,878,729 and 40,874,061 shares issued and outstanding at March 31, 2005 and December 31, 2004, respectively	409	409
Additional paid-in capital	790,610	790,528
Unearned compensation	(221)	(235)
Accumulated other comprehensive income	1,519	1,208
Retained deficit	(280,615)	(251,971)
Total stockholders’ equity	630,810	659,047
Total liabilities and stockholders’ equity	$1,791,285	$1,813,002